Exhibit 99

FOR IMMEDIATE RELEASE

Media contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Mary Kay Ladone, (847) 948-3371
Mike Shapiro, (847) 948-3212

BAXTER REPORTS 20 PERCENT INCREASE IN FIRST QUARTER

EARNINGS, WITH EPS OF $0.36 AND SALES GROWTH OF 8 PERCENT

DEERFIELD, Ill., April 21, 2005 - Baxter International Inc. (NYSE:BAX) today reported its results for the first quarter of 2005.

Earnings per diluted share from continuing operations increased 20 percent to $0.36, compared to $0.30 reported last year. Baxter’s income from continuing operations totaled $224 million for the quarter, compared to $187 million reported in the same period last year. Contributing to the growth in earnings were strong sales, improved gross margins and cost savings related to the company’s restructuring program.

Worldwide sales in the first quarter totaled $2.38 billion, an increase of 8 percent over the same period last year (including a 3 percentage point benefit from foreign exchange). Domestic sales increased 2 percent to $1.04 billion, while international sales grew 13 percent (including a 6 percentage point benefit from foreign exchange) to $1.34 billion. In addition to the positive impact of foreign exchange, strong performance in the company’s BioScience business was the primary contributor to sales growth in the quarter. In particular, sales in Baxter’s recombinant business grew 18 percent to $344 million, which includes $117 million relating to

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BAXTER REPORTS FIRST QUARTER RESULTS/Page 2

ADVATE ®, the company’s Antihemophilic Factor (Recombinant), Plasma/Albumin Free Method (rAHF-PFM) product for the treatment of hemophilia A. Medication Delivery’s infusion systems and drug delivery businesses also contributed to the company’s sales growth in the quarter.

“Our first quarter financial results reflect the value inherent in our business, and our ability to deliver on our commitment of increasing earnings at a faster pace than sales growth,” said Robert L. Parkinson, Jr., chairman and chief executive officer. “Our focus on disciplined operational execution and emphasis on improving the performance of each of our businesses is clearly yielding substantive financial results for the company, in line with our expectations.”

Cash flow from continuing operations totaled $271 million for the quarter, compared to an outflow of $53 million in the same period last year. Free cash flow (cash flow from continuing operations, less capital expenditures of $65 million) was $206 million for the quarter, an improvement of $349 million compared to the first quarter last year.

“We are very pleased with the significant improvement in free cash flow for the quarter,” said John J. Greisch, chief financial officer. “During the quarter, we contributed $100 million to our U.S. pension fund and we settled $254 million of the net investment hedge obligation. We are making good progress in improving our cash flow, which enables us to deal effectively with several balance sheet issues from the past.”

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BAXTER REPORTS FIRST QUARTER RESULTS/Page 3

Baxter reiterated its financial guidance for full-year 2005, with organic sales growth of 2 to 4 percent and earnings per diluted share from continuing operations of $1.82 to $1.90. Baxter also expects to generate cash flow from continuing operations of approximately $1.5 billion, or free cash flow of approximately $900 million in 2005 (after approximately $600 million of anticipated capital expenditures). The company’s guidance does not include the effect of any potential future decision to repatriate foreign earnings relating to the American Jobs Creation Act of 2004.

For the second quarter of 2005, the company expects organic sales growth of 2 to 4 percent, and earnings per diluted share from continuing operations of $0.43 to $0.45.

A webcast of Baxter’s first quarter conference call for investors can be accessed live from a link on Baxter’s website at www.baxter.com beginning at 7:30 a.m. CDT on April 21, 2005.

Please visit Baxter’s website for more information regarding future investor events and webcasts, including investor presentations, the company’s Annual Meeting for stockholders in Chicago on May 3, and a company-sponsored Investor Conference in Chicago on May 25.

Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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BAXTER REPORTS FIRST QUARTER RESULTS/Page 4

This news release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties, including: the company’s ability to realize in a timely manner the anticipated benefits of restructuring initiatives; the effect of economic conditions; the impact of geographic and/or product mix on the company’s sales; actions of regulatory bodies and other governmental authorities, including the Food and Drug Administration and foreign counterparts that could delay, limit or suspend product sales and distribution; product quality and/or patient safety concerns leading to product recalls, withdrawals, launch delays or declining sales; product development risks; interest rates; technological advances in the medical field; demand for and market acceptance risks for new and existing products, such as ADVATE, and other technologies; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; foreign currency exchange rates; the availability of acceptable raw materials and component supply; global regulatory, trade and tax policies; regulatory, legal or other developments relating to the company’s A, AF and AX series dialyzers; the ability to obtain adequate insurance coverage at reasonable cost; the ability to enforce patents; patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology; reimbursement policies of government agencies and private payers; internal and external factors that could impact commercialization; results of product testing; and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions within the bounds of management’s knowledge of the company’s business and operations, but there can be no assurance that the actual results or performance of the company will conform to any future results or performance expressed or implied by such forward-looking statements, and undue reliance should not be placed on them. Actual results could differ materially from such statements. Please refer to Baxter’s Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents filed by the company with the Securities and Exchange Commission, which are also available on Baxter’s website, for more details concerning important factors that could cause actual results to differ materially. The company disclaims any current intention to update any forward-looking statements and all such statements speak only as of the time when made. This news release contains a non-GAAP financial measure as defined by Securities and Exchange Commission rules. Specifically, “free cash flow,” which is defined as cash flow from continuing operations less capital expenditures, is not a measure defined in accordance with generally accepted accounting principles. A reconciliation of this measure is included in this news release.

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BAXTER — Page 5

BAXTER INTERNATIONAL INC.

Consolidated Statements of Income

(unaudited)

($ in millions, except per share data)

	Three Months Ended March 31,
	2005	2004	Change
CONTINUING OPERATIONS:

NET SALES	$2,383	$2,209	8%

GROSS PROFIT	969	893	9%
% to Sales	40.7%	40.4%	0.3pts

MARKETING AND ADMINISTRATIVE EXPENSES	483	466	4%
% to Sales	20.3%	21.1%	(0.8pts )

RESEARCH AND DEVELOPMENT EXPENSES	133	136	(2%)

OPERATING INCOME	353	291	21%

% to Sales	14.8%	13.2%	1.6pts

INTEREST, NET	31	21	48%

OTHER EXPENSE, NET	24	21	14%

INCOME BEFORE INCOME TAXES	298	249	20%

INCOME TAX EXPENSE	74	62	19%

INCOME FROM CONTINUING OPERATIONS	$224	$187	20%

BASIC EPS FROM CONTINUING OPERATIONS	$0.36	$0.31	16%

DILUTED EPS FROM CONTINUING OPERATIONS	$0.36	$0.30	20%

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	619	612
Diluted	623	616

RECONCILIATION TO NET INCOME

Income from continuing operations	$224	$187
Discontinued operations	2	(11)

Net income	$226	$176

BAXTER — PAGE 6

BAXTER INTERNATIONAL INC.

Cash Flows from Continuing Operations and Changes in Net Debt

(unaudited)

($ in millions)

Cash Flows from Continuing Operations (Brackets denote cash outflows)

	Three Months Ended March 31,
	2005	2004
Income from continuing operations	$224	$187
Adjustments
Depreciation and amortization	147	149
Deferred income taxes	23	10
Other	18	23
Changes in balance sheet items
Accounts receivable	44	(96)
Inventories	19	(66)
Accounts payable and accrued liabilities	(245)	(252)
Restructuring payments	(43)	(37)
Other	84	29

Cash flows from continuing operations	$271	$(53)

Changes in Net Debt Increase (decrease)

	Three Months Ended March 31,
	2005	2004
Net debt, January 1	$3,185	$3,649

Cash flows from continuing operations	(271)	53
Capital expenditures	65	90
Dividends	359	361
Acquisitions, net	—	5
Purchases of treasury stock	—	11
Other, including the effect of exchange rate changes	155	(8)

Increase in net debt	308	512

Net debt, March 31	$3,493	$4,161

Key statistics, March 31:
Days sales outstanding	59.2	61.4
Inventory turns	2.6	2.3
Net-debt-to-capital ratio (A)	34.9%	42.4%

(A)	The net-debt-to-capital ratio was calculated in accordance with the company’s primary credit agreements, which give 70% equity credit to the company’s December 2002 $1.25 billion issuance of equity units.

BAXTER — PAGE 7

BAXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(unaudited)

($ in millions)

	March 31, 2005	December 31, 2004
ASSETS
Cash and equivalents	$1,106	$1,109
Receivables	1,982	2,091
Inventories	2,105	2,135
Other current assets (1)	588	684

Total current assets	5,781	6,019

Property, plant and equipment, net	4,310	4,369
Other long-term assets (1)	3,717	3,759

Total assets	$13,808	$14,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt (2)	$1,577	$361
Other current liabilities (1)	3,118	3,925
Long-term debt	3,022	3,933
Other long-term liabilities (1)	2,081	2,223
Stockholders’ equity	4,010	3,705

Total liabilities and stockholders’ equity	$13,808	$14,147

(1)	The following is a summary of the company’s cross-currency swaps.

	March 31, 2005	December 31, 2004
Original swaps
Other current liabilities	$159	$465
Other long-term liabilities	764	831

Total	923	1,296

Mirror swaps
Other current assets	34	109
Other long-term assets	7	20
Other long-term liabilities	(11)	(5)

Total	30	124

Net total of all cross-currency swaps	$893	$1,172

Note: As further discussed in the company’s SEC filings, during the fourth quarter of 2004 the company executed offsetting or mirror swaps. These mirror swaps fix the net amount the company will ultimately pay to settle the swaps subject to this strategy. After execution of the mirror swaps, as the market value of the fixed portion of the original portfolio decreases, the market value of the mirror swaps increases, and vice versa. At March 31, 2005, 54% of the portfolio was mirrored.

During the first quarter of 2005, the company settled certain swap agreements (and related mirror swaps, as applicable), and made net payments totaling $254 million. In accordance with GAAP, $312 million of outflows were classified in the financing section of the statement of cash flows, and $58 million of inflows were classified in the operating section of the statement of cash flows.

(2)	The increase in short-term debt from December 31, 2004 to March 31, 2005 principally related to the reclassification of $873 million of notes due in 2006 from long-term to short-term.

BAXTER — PAGE 8

Baxter International Inc.

Net Sales from Continuing Operations

Period Ending March 31, 2005

(unaudited)

($ in millions)	Q1 2005	Q1 2004	% Growth @ Actual Rates	% Growth @ Constant Rates
BioScience
United States	$398	$385	3%	3%
International	504	425	19%	12%

Total	$902	$810	11%	8%

Medication Delivery
United States	$552	$534	3%	3%
International	426	392	9%	4%

Total	$978	$926	6%	3%

Renal
United States	$94	$100	(6)%	(6)%
International	409	373	10%	4%

Total	$503	$473	6%	2%

Baxter International Inc.
United States	$1,044	$1,019	2%	2%
International	1,339	1,190	13%	7%

Total	$2,383	$2,209	8%	5%

BAXTER — PAGE 9

Baxter International Inc.

Key Product Line Sales

Period Ending March 31, 2005

(unaudited)

($ in millions)	Q1 2005	Q1 2004	% Growth @ Actual Rates	% Growth @ Constant Rates
BioScience
Recombinants	$344	$292	18%	14%
Plasma Proteins [1]	259	238	9%	5%
Antibody Therapy	89	80	11%	8%
Transfusion Therapies	133	140	(5)%	(8)%
Other [2]	77	60	28%	27%

Total BioScience	$902	$810	11%	8%

Medication Delivery
IV Therapies [3]	$296	$282	5%	1%
Drug Delivery	204	188	9%	7%
Infusion Systems	230	188	22%	20%
Anesthesia	231	242	(5)%	(6)%
Other [4]	17	26	(35)%	(31)%

Total Medication Delivery [5]	$978	$926	6%	3%

Renal
PD Therapy	$374	$345	8%	4%
HD Therapy	126	124	2%	(3)%
Other	3	4	(25)%	(25)%

Total Renal	$503	$473	6%	2%

TOTAL BAXTER	$2,383	$2,209	8%	5%

[1]	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, biosurgery (Tisseel) and other plasma-based products.
[2]	Principally includes vaccines and non-plasma-based biosurgery products (FloSeal & CoSeal).
[3]	Principally includes intravenous solutions and nutritional products.
[4]	Principally includes other hospital-distributed products.
[5]	Sales of oncology products, which were previously included in Other, are now reported in Drug Delivery, Infusion Systems or Anesthesia, depending on the product. All prior year sales data has been reclassified to reflect this change.

BAXTER — PAGE 10

Baxter International Inc.

Key Product Line Sales — US/International

Period Ending March 31, 2005

(unaudited)

	Q1 2005			Q1 2004			% Growth
($ in millions)	US	International	Total	US	International	Total	US	International	Total
BioScience
Recombinants	$145	$199	$344	$141	$151	$292	3%	32%	18%
Plasma Proteins [1]	112	147	259	114	124	238	(2)%	19%	9%
Antibody Therapy	48	41	89	43	37	80	12%	11%	11%
Transfusion Therapies	65	68	133	65	75	140	0%	(9)%	(5)%
Other [2]	28	49	77	22	38	60	27%	29%	28%

Total BioScience	$398	$504	$902	$385	$425	$810	3%	19%	11%

Medication Delivery
IV Therapies [3]	$94	$202	$296	$103	$179	$282	(9)%	13%	5%
Drug Delivery	139	65	204	126	62	188	10%	5%	9%
Infusion Systems	155	75	230	126	62	188	23%	21%	22%
Anesthesia	158	73	231	171	71	242	(8)%	3%	(5)%
Other [4]	6	11	17	8	18	26	(25)%	(39)%	(35)%

Total Medication Delivery [5]	$552	$426	$978	$534	$392	$926	3%	9%	6%

Renal
PD Therapy	$60	$314	$374	$63	$282	$345	(5)%	11%	8%
HD Therapy	32	94	126	34	90	124	(6)%	4%	2%
Other	2	1	3	3	1	4	(33)%	0%	(25)%

Total Renal	$94	$409	$503	$100	$373	$473	(6)%	10%	6%

TOTAL BAXTER	$1,044	$1,339	$2,383	$1,019	$1,190	$2,209	2%	13%	8%

[1]	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, biosurgery (Tisseel) and other plasma-based products.
[2]	Principally includes vaccines and non-plasma-based biosurgery products (FloSeal & CoSeal).
[3]	Principally includes intravenous solutions and nutritional products.
[4]	Principally includes other hospital-distributed products.
[5]	Sales of oncology products, which were previously included in Other, are now reported in Drug Delivery, Infusion Systems or
Anesthesia, depending on the product. All prior year sales data has been reclassified to reflect this change.